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EXHIBIT 99.1

                                                                        CONTACT:

                                         Joel S. Kanter, Chief Executive Officer
                                                 Walnut Financial Services, Inc.
                                         703-448-3771/email:  WNUT@ix.netcom.com

                                                       Joseph D. Mark, President
                                                     Tower Hill Securities, Inc.
                                              212-223-8277/email: jmark@THCG.com

                                                           FOR IMMEDIATE RELEASE


           WALNUT FINANCIAL SERVICES, INC. SIGNS DEFINITIVE AGREEMENT
     FOR MERGER WITH TOWER HILL SECURITIES, INC., AN INTERNET MERCHANT BANK


         VIENNA, VIRGINIA, AUGUST 5, 1999 -- Walnut Financial Services, Inc., (Nasdaq: WNUT), an acquisition-oriented company engaged in the provision of various forms of financing to small and medium sized businesses, and Tower Hill Securities, Inc., announced today that they entered into a Definitive Agreement to merge Tower Hill with a subsidiary of Walnut Financial. Tower Hill is a New York-based, privately held NASD-registered broker-dealer that provides a variety of investment banking and corporate development services to Internet, e-commerce, and new media businesses. Under the terms of the Definitive Agreement, Walnut Financial will issue approximately 55% of its common stock to the Tower Hill shareholders in the form of newly issued shares, and will provide for Tower Hill to initially designate four members of the Company's seven person Board of Directors. As a condition to the merger, Walnut will also complete a private placement of at least 1.5 million shares and up to 3.0 million shares of its equity at $2.00 per share to provide additional working capital. Such equity will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Upon completion of the merger and private placement, the existing Walnut shareholders and the Tower Hill shareholders will each own between 38% - 42% of the combined concern.



         It is a condition to the consummation of the merger that Walnut Financial and its subsidiaries are deregistered as business development companies under the Investment Company Act of 1940. The merger is also subject to the approval of the shareholders of Walnut Financial and other customary closing conditions.



         Tower Hill was formerly known as Hambro America Securities, Inc., and operated until April 1998 as the U.S. Corporate Finance Division of Hambros plc, a United Kingdom-based publicly traded merchant banking firm active in a variety of financial services. In February 1998, Hambros plc sold a portion of its operations, including Tower Hill, to the French bank Societe Generale. In April 1998, Tower Hill was acquired by its present shareholders from Societe Generale, and was restructured as a privately capitalized merchant banking boutique.


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         Since April 1998, Tower Hill has provided an array of investment banking and corporate development services to domestic and international emerging growth entities, focusing on Internet, e-commerce, and new media. It has assisted these companies in capital raising, mergers and acquisitions, recapitalizations and refinancings, and general advisory and business development services. During this period, Tower Hill has successfully completed 11 transactions on behalf of nine separate entities, building both a strong operating business and valuable relationships with internet and e-commerce concerns in the process.



         "While there are a number of similarities between the kind of activities Walnut has traditionally undertaken on behalf of its portfolio companies, and those provided by Tower Hill to its clients, we believe this affiliation will allow the combined concern to offer Internet, e-commerce, and new media companies a greater variety of investment banking, corporate development services, and capital raising options than would have been possible had Walnut continued to try to assist such companies on its own" said Joel Kanter, Chief Executive Officer of Walnut Financial Services. Joseph D. Mark, Co-Chief Executive Officer of Tower Hill Securities said, "We are very pleased with the prospect of our affiliation with Walnut Financial Services and the opportunity to combine its historical equity investment and bridge financing capabilities with our merchant banking expertise." "The ability to offer an array of financing and service options of this magnitude to growing companies in the Internet, e-commerce, and new media arenas should provide significantly enhanced profit opportunities for the combined company," said Adi Raviv, Co-Chief Executive Officer of Tower Hill Securities.



         The Definitive Agreement has been approved by the Boards of Directors of both Walnut Financial Services, Inc. and Tower Hill Securities, Inc. It has also been approved by the Shareholders of Tower Hill Securities, Inc. Approval of the Shareholders of Walnut Financial Services, Inc. will be sought at a Special Shareholders' Meeting that both parties hope will take place in late-October. A Proxy Statement for this meeting will be filed with the Securities and Exchange Commission and mailed to shareholders several weeks before the meeting. Upon the approval of the Walnut Shareholders, the parties intend to close the transaction as expeditiously as possible.



         Walnut Financial Services, Inc. is a publicly-held company which has made equity and debt investments in over 150 portfolio companies. In October 1997, the Company elected to be regulated as a business development company under the Investment Company Act of 1940. As such, the Company's financial statements are prepared using an equity method of accounting, and are not necessarily comparative to those prepared prior to this election. It is anticipated, subject to the approval of the Walnut Shareholders and the Securities and Exchange Commission, that the proposed transaction will result in the combined Company no longer being subject to regulation under the Investment Company Act of 1940.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings.


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